(d)(2)(iv)

August 3, 2009

Michael Gioffre

Senior Vice President

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3607

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated March 1, 2002 between ING Investments, LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Dow Jones Euro STOXX 50® Index Portfolio, ING FTSE 100 Index Portfolio, ING Japan Equity Index Portfolio, and ING Nasdaq 100 Index Portfolio (collectively, the “Portfolios”), each a series of ING Variable Portfolios, Inc., effective August 3, 2009, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached hereto.

Please signify your acceptance to act as Sub-Adviser for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President ING Investments, LLC

ACCEPTED AND AGREED TO: ING Investment Management Co.

By:	/s/ Jeffrey P. Becker
Name:	Jeffrey P. Becker
Title:	EVP & COO, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee
ING Dow Jones Euro STOXX 50® Index Portfolio	August 3, 2009	0.27%
ING FTSE 100 Index Portfolio	August 3, 2009	0.27%
ING Global Equity Option Portfolio	August 20, 2008	0.045%
ING Hang Seng Index Portfolio	May 1, 2009	0.27%
ING Index Plus LargeCap Portfolio	May 1, 2002	0.158%
ING Index Plus MidCap Portfolio	May 1, 2002	0.180%
ING Index Plus SmallCap Portfolio	May 1, 2002	0.180%
ING International Index Portfolio	March 4, 2008	0.1710% on all assets
ING Japan Equity Index Portfolio	August 3, 2009	0.27%
ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.1395% on all assets
ING Nasdaq 100 Index Portfolio	August 3, 2009	0.2025%
ING Opportunistic LargeCap Growth Portfolio	May 1, 2002	0.270%
ING Opportunistic LargCap Portfolio	May 1, 2002	0.270%

ING Russell™ Global Large Cap Index 75% Portfolio	August 20, 2008	0.21% on all assets
ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.2025%
ING RussellTM Large Value Index Portfolio	May 1, 2009	0.2025%
ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.2025%
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets
ING Small Company Portfolio	May 1, 2002	0.338%
ING U.S. Government Money Market Portfolio	October 31, 2008	0.158% on first $1 billion 0.146% on the next $2 billion 0.135% in excess of $3 billion
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

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